PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                  REGISTRATION NO.  333-43142



                                     [LOGO]


                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------      ----------   --------------
           Aether Systems, Inc.                                        AETH           1            NASDAQ
           AT&T Wireless Services                                      AWE           40             NYSE
           Crown Castle International Corp.                            CCI            4             NYSE
           Deutsche Telekom AG *                                        DT        18.48409          NYSE
           LM Ericsson Telephone Company *                            ERICY          7.4           NASDAQ
           Motorola, Inc.                                              MOT           41             NYSE
           Nextel Communications, Inc.                                 NXTL          16            NASDAQ
           Nextel Partners, Inc.                                       NXTP           4            NASDAQ
           Nokia Corp. *                                               NOK           23             NYSE
           Qualcomm Incorporated                                       QCOM          13            NASDAQ
           Research In Motion Limited (1)                              RIMM           4            NASDAQ
           RIF Micro Devices, Inc.                                     RFMD           4            NASDAQ
           SK Telecom Co., Ltd. *                                      SKM           17             NYSE
           Sprint Corporation (2)                                      FON          10.5            NYSE
           SR Telecom Inc.                                             SRXA        0.1047          NASDAQ
           Telesp Celular Participacoes S.A. *                         TCP            3             NYSE
           United States Cellular Corporation                          USM            1             AMEX
           Verizon Communications                                       VZ           17             NYSE
           Vodafone Group p.l.c. *                                     VOD           21             NYSE
           Western Wireless Corporation                                WWCA           2            NASDAQ

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             (1) Research In Motion Limited (NASDAQ:RIMM; TSX:RIM) announced a
             2-for-1 stock split on its common stock payable on June 4, 2004 to shareholders of record as of May 27, 2004. Effective June 10, 2004 the share amount of Research In Motion Limited represented by a round lot of 100 Wireless HOLDRS was 4.

             (2) Shares of Sprint Corporation--PCS Group (NYSE:PCS) were previously included in Wireless HOLDRS and were traded, along with shares of Sprint Corporation--FON Group (NYSE:FON) as tracking stocks. As a result of a reclassification of shares, effective April 23, 2004, the PCS tracking stock was eliminated and each share of PCS common stock was automatically converted into .50 shares of FON common stock. Effective April 26, 2004 the share amount of Sprint Corporation (in the form of Sprint Corporation--FON Group shares) represented by a round lot of 100 Wireless HOLDRS was 10.5.

             * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2004.